                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 19, 2003, relating to the financial statements and financial highlights which appear in the June 30, 2003 Annual Reports to Shareholders of Nuveen NWQ Multi-Cap Value Fund, Nuveen Large-Cap Value Fund, Nuveen Balanced Municipal and Stock Fund and Nuveen Balanced Stock and Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors, Custodian and Transfer Agent" in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
October 24, 2003